FARMOUT AGREEMENT

      THIS FARMOUT AGREEMENT (this "Agreement") is entered into effective as of September 22, 2000 (the "Effective Date"), by and among COLORADO WYOMING RESERVE COMPANY, a Wyoming corporation ("Farmor"), whose address is 1801 Broadway, Suite 600, Denver, Colorado 80202, and ST OIL COMPANY, a Nevada corporation ("ST"), whose address is 1801 Broadway, Suite 600, Denver, Colorado 80202, FM ENERGY LLC, a California limited liability company ("FM"), whose address is 21484 Paseo Portola, Malibu, California 90265, and THE SHORELINE COMPANIES, LLC, a Colorado limited liability company ("Shorco"), whose address is Post Office Box 3437, Englewood, Colorado 80155. ST, FM and Shorco may sometimes be collectively referred to hereafter as "Farmees."

                              EXPLANATORY STATEMENT

      A. Farmor owns the mineral working interests in and to certain oil and gas leases and seismic options covering approximately 61,000 acres of land located in the Paradox Basin in San Juan County, Utah, as described in EXHIBIT A attached hereto and incorporated herein by this reference, together with associated seismic data, maps and other related proprietary information. Such leases and lands are subject to the burdens identified in EXHIBIT A. Such leases and lands described in EXHIBIT A, subject to the burdens identified in EXHIBIT A, may sometimes be collectively referred to hereafter as the "Lease Acreage."

      B. Farmor has agreed to assign to Farmees, and Farmees have agreed to accept from Farmor, certain working interests in the leases and seismic options described in EXHIBIT A, in consideration of Farmees' completing, processing, interpreting and providing to Farmor a three-dimensional seismic survey of up to 50 square miles covered by the above referenced oil and gas leases and seismic options (the "Survey"); provided that the cost of such seismic survey shall not exceed $1,100,000.00. Farmor shall have no obligation to make any assignment until the seismic data resulting from the Survey (the "Data") has been transferred to it on terms and in a form reasonably acceptable to it.

      C. Effective as of even date herewith, Farmees have entered into a certain Seismic Acquisition Agreement (the "Seismic Agreement") for purposes of funding and performing the Survey. A copy of the Seismic Agreement is attached hereto as EXHIBIT B and incorporated herein by this reference.

      D. Effective as of even date herewith, Farmor and Farmees have entered into a certain Tax Partnership Agreement, a copy of which is attached hereto as EXHIBIT C and incorporated herein by this reference.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the Explanatory Statement, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Farmor and Farmees, each intending to be legally bound, hereby covenant and agree as follows:

     1.0 EXPLANATORY STATEMENT. The Explanatory Statement is true and correct, and is incorporated herein by this reference.

     2.0 3-D SEISMIC SURVEY. As soon as is reasonably practical after Farmees have contributed funds pursuant to the Seismic Agreement, Farmees, acting in accordance with the Seismic Agreement, shall commence the Survey, subject to the cost limitations contained in Section 2.1 below. Farmees shall cause the Survey to be completed in a diligent and workmanlike manner, not later than 180 days after commencement, unless otherwise mutually agreed and subject to the force majeure provisions of Section 7.0. Upon completion of the Survey, Farmees shall cause the Data to be processed and interpreted in a diligent and workmanlike manner.

            2.1 COST OF SURVEY. The entire cost and expense of performing and completing the Survey, and processing, analyzing and interpreting the Data resulting therefrom, shall be borne by Farmees; provided, however, that such aggregate cost and expense, general and administrative expense, management fees, legal fees, consulting fees, contractor's fees and other expenses incurred in connection with the Survey, shall not exceed the maximum amount of $1,100,000.00 (the "Maximum Cost"). Farmees shall not be obligated to expend more than such Maximum Cost, nor shall they be obligated to expend all of such Maximum Cost.

            2.2   ACCESS AND OWNERSHIP.

                  2.2.1 PROPRIETARY DATA. If Farmees, or any one of them, conduct the Survey and acquire the Data, Farmees shall transfer to Farmor a fifty percent (50%) ownership interest in the Data or in an entity owning the Data. Farmor shall have no obligation to make the Assignments described in
Section 3 below until the Data has been transferred to it on terms and in a form reasonably acceptable to it.

                  2.2.2 SPEC DATA. Farmees may, subject to the prior written approval of Farmor, enter into a contract with a third party to conduct the Survey and acquire the Data (a "Spec Survey"). If Farmees decide to pursue a Spec Survey, Farmees must obtain the prior approval of Farmor of the terms and conditions of the Spec Survey, including any related licensing agreements, which approval shall not be unreasonably withheld or delayed.


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            2.3 COPIES OF DATA. Farmor and Farmees, and their respective agents, employees, consultants and representatives, shall each have access to the entire Survey, including, without limitation, all original field data, tapes, surveys, observer notes and processed data volume.

            2.4 CONFIDENTIALITY. Except as and to the extent required by law and subject to Section 2.2, Farmor and Farmees shall not disclose or use, and shall direct their respective agents and representatives not to disclose or use, the Data and any other associated information without the prior written consent of all other parties hereto.

      3.0 ASSIGNMENTS. Upon the date of delivery to Farmor of the first processed copies of the interpretive maps of the Survey and the satisfaction of the terms and conditions of Section 2.2 (hereafter referred to as "Full Performance"), Farmees shall have earned an aggregate one-half (1/2) of Farmor's right, title and interest in and to the Lease Acreage and Farmor's seismic options (to the extent such seismic options have not been exercised by the date of such assignment). As soon as reasonably practical after the date of execution of this Agreement, Farmor shall execute and deliver into escrow three separate assignments conveying such interests to Farmees, subject only to burdens of record and agreements between or among the parties hereto, existing as of the Effective Date (collectively, the "Assignments"), apportioned among Farmees as follows:

                  ST                20%

                  FM                20%

                  Shorco            10%

            3.1 ESCROW AGENT. Farmor and Farmees hereby designate and appoint Trinity Petroleum Management, LLC, a Colorado limited liability company, whose address is 1801 Broadway, Suite 600, Denver, Colorado 80202, as the escrow agent to hold the Assignments and deliver them according to the terms of this Agreement (the "Escrow Agent"). The Escrow Agent shall hold the Assignments in trust for the benefit of Farmor and/or Farmees, as the case may be, and shall deliver the Assignments (i) to the respective Farmees upon receipt of written notice from Farmor that Full Performance has occurred within the time period specified by this Agreement, or (ii) to Farmor upon receipt of written notice from Farmor that Full Performance did not occur within the time periods specified by this Agreement. The Escrow Agent shall deliver the Assignments to the pertinent parties within five (5) business days of its receipt of the operative written notice. The Escrow Agent shall be entitled to rely upon the contents of any such written notice, without inquiring into the truth or accuracy thereof. Farmor and Farmees, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all losses, damages, liabilities, cost and expenses that may be incurred by it arising out of or in any way connected with its service hereunder, except for such losses, damages, liabilities, costs and expenses as may result from the Escrow Agent's gross negligence or willful misconduct. If, in the Escrow Agent's reasonable opinion, there exists a bona fide dispute between Farmor and Farmees concerning the delivery of the Assignments, the Escrow Agent may commence an

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

interpleader action in any court of competent jurisdiction and deposit the Assignments into the registry of such court.

            3.2 NEGOTIATIONS. As soon as practical after delivery of the Assignments to the Farmees, Farmor and Farmees shall market the project to the industry for purposes of determining (i) the nature of any and all reasonable development alternatives, including, without limitation, sale of the entire project, and (ii) the value of the project. Thereafter, Farmor and Farmees shall timely meet and conduct good faith negotiations to determine how best to realize the value of the Prospect. All decisions as to further development (and/or any other matter hereunder) must be approved by Parties holding an aggregate eighty percent (80%) of the aggregate working interests held by Farmor and Farmees in and to the Lease Acreage, assuming in all events that Farmees are entitled, or have already received delivery of, the respective Assignments. In the event Farmor and Farmees determine not to accept any industry proposal to purchase or develop the project, or if no industry proposals are received, one or more of the parties may notify the other parties that it desires to drill one or more wells on the prospect. If Farmor and Farmees cannot in good faith agree upon such drilling program, then the party or parties desiring to drill such well(s) (the "Consenting Parties") may provide written notice to the other party or parties (the "Non-Consenting Parties") of their intention to drill and the Non-Consenting Parties shall have a period of thirty (30) days after receipt of such notice in which to notify the Consenting Parties of their election to participate or not to participate in such drilling program. Failure of any of the Non-Consenting Parties to respond within such thirty (30) day period shall be deemed an election not to participate. Upon any actual or deemed election not to participate, each Non-Consenting Party making such election shall farmout its entire interest in the Lease Acreage to the Consenting Parties, upon standard industry terms and conditions.

            3.3   RECORDING.  Farmees   shall  be  entitled  to  record   their
respective Assignments upon receipt thereof.

      4.0 LEASE MAINTENANCE. Throughout the term of this Agreement, Farmor shall timely and promptly pay any and all lease maintenance costs and expenses relative to the leases covering the Lease Acreage, including, without limitation, delay rentals, and shall do any and all things reasonable necessary to maintain such leases in full force and effect. Within fifteen (15) days after receiving a bill therefor, Farmees shall reimburse Farmor for one-half (1/2) of the total amount of such lease maintenance costs and expenses incurred and paid by Farmor since March 30, 2000. If any of Farmor's seismic options expires before Full Performance, any of the Parties may determine to exercise such options prior to expiration, pursuant to the procedures set forth in Section 6.0 of this Agreement.

      5.0   WARRANTIES OF FARMOR.   Farmor  hereby  warrants,  to and  for  the
benefit  of Farmees, jointly and severally, that:

            5.1 Farmor has good right and lawful authority to sell and convey one-half (1/2) of its interest in the Lease Acreage to Farmees.

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

            5.2 The interest being assigned hereunder to Farmees is free and clear of all liens, encumbrances, burdens and defects of title, and Farmor has good, absolute and marketable title to the same, subject only to the items specified in EXHIBIT A attached hereto.

            5.3 The leases described in EXHIBIT A attached hereto are each in full force and effect, have not been amended or modified and are valid and subsisting leases covering the entire estates which they purport to cover; all royalties, rentals and other payments due under the leases have been properly and timely paid; and all conditions and obligations necessary to keep such leases and all agreements or rights pertaining thereto in force have been fully performed and satisfied.

            5.4 Farmor's working interests in and to the leases described in EXHIBIT A are accurately shown in such EXHIBIT A.

            5.5 Farmor has not entered into any commitments or agreements with respect to the interest being assigned to Farmees hereunder, except as specified in EXHIBIT A attached hereto.

            5.6 No suit, action or other proceeding is pending or, to the knowledge of Farmor, threatened before any court or governmental agency which might result in impairment or loss of Farmor's title to any part of its interest in and to the Lease Acreage and/or the interest being assigned to Farmees hereunder, or the respective values thereof. For purposes of this Section 5, the "knowledge of Farmor" shall be limited to the actual knowledge of Farmor's Chief Executive Officer.

            5.7 All valid laws, regulations and orders of all governmental authorities or persons having jurisdiction over the Lease Acreage have been complied with, except where noncompliance would not have a material adverse effect.

            5.8 Farmor has received all necessary consents, permissions, novations and approvals by third parties in connection with the sale, transfer and assignment of the interest to Farmees, and all waivers of preferential rights of third parties to purchase any part of such interest, except where the failure of Farmor to obtain any consent, permission, novation or approval by a third party would not have a material adverse effect.

      6.0 AREA OF MUTUAL INTEREST. Farmor and Farmees hereby establish an area of mutual interest encompassing the lands described in EXHIBIT E attached hereto and incorporated herein by this reference (the "AMI").

            6.1 TERM. The AMI shall remain in full force and effect for ten (10) years from the Effective Date or so long as any of Farmor's or Farmee's interests in the Lease Acreage remain or continue in force, whether extended by production or otherwise (the "Term").

            6.2 ACQUISITION OF NEW LEASES. If within the Term any Party


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

hereto acquires an oil and gas leasehold interest in the AMI, either by (i) an oil and gas acquisition (whether it be the purchase of a new oil and gas lease, the extension or renewal of an existing lease or the acquisition of leasehold interests through the acquisition of another entity), (ii) entry into an agreement whereby such leasehold interests may be earned through drilling or other exploratory or geophysical operations, or (iii) exercising any one or more of the unexercised seismic options held by Farmor, the acquiring Party shall promptly notify the other Parties of such acquisition and/or agreement, including with such notification all available title information and copies of leases and pertinent instruments, together with details pertaining to the cost and expense of such acquisition or any obligation which may be incurred pursuant thereto. The Parties receiving such notice shall have a period of thirty (30) days after receipt thereof in which to notify the acquiring Party of its election to participate or not to participate to the extent of its proportionate interest. Failure of the Parties receiving such notice to respond to the notifying Party within such thirty (30) day period shall be deemed an election not to participate. The rights of the Parties to this AMI shall be subject to the terms, provisions and conditions of such leasehold interests and farmout agreements acquired by the Parties in the AMI; provided, however, that such leasehold interests and farmout agreements shall not be subject to any additional burdens created by Farmor or Farmees in the nature of royalties, overriding royalties or production payments, unless Farmor or Farmees is/are contractually obligated as of the Effective Date to grant such or similar interests.

            6.3 ASSIGNMENT OF INTERESTS TO PARTICIPANTS. If a Party elects to participate, the acquiring Party shall promptly assign the participating Parties an interest in the oil and gas leasehold interest proportionate to their interest in the Lease Acreage and subject to the proportionate part of all the existing burdens of record and prior agreements between the Parties (royalty, overriding royalty and production payments, if any, subject to the limitations of Section 6.2 above).

            6.4 NON-PARTICIPATION. Non-participation by any Parties in such an acquisition shall result in the acquired leasehold interest becoming the sole and exclusive property of the participating Parties and they will be assigned the share of the non-acquiring Parties pursuant and proportionate to their interest in the Lease Acreage.

      7.0 FORCE MAJEURE. If Farmees are rendered unable, wholly or in part, by force majeure to carry out their obligations under this Agreement, other than the obligation (if any) to make payments of money, the obligations of Farmees, so far as they are affected by the force majeure shall be suspended during the continuance of the force majeure. The term force majeure shall mean an act of God, strike, lockout or other disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action or inaction, unavailability of equipment and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of Farmees.

      8.0   MISCELLANEOUS.

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

            8.1 WAIVER. No failure to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights hereunder and under any documents and instruments executed in connection with this Agreement shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Agreement or any documents or instruments executed in connection herewith, nor consent to departure therefrom, shall be effective unless in writing and no consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

            8.2 SURVIVAL. Any of the terms and covenants contained in this Agreement which require the performance of either party after execution hereof shall survive the execution and delivery of this Agreement and all documents related hereto.

            8.3 ASSIGNMENT. A party hereto shall not transfer or assign this Agreement without the prior written consent of the other parties, and any such transfer or assignment without such prior written consent shall be null and void. Notwithstanding the foregoing, a party may transfer or assign this Agreement to an entity that is an affiliate of such party. The term "affiliate" shall mean a person or entity that, now or hereafter, directly or indirectly controls, is controlled by, or is under common control with, a specified party. A person or entity shall be deemed to control another person or entity if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

            8.4 LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to principles of conflicts of laws.

            8.5 ATTORNEYS' FEES. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, the prevailing party or parties shall be entitled to an award of its or their reasonable attorneys' fees and costs to be fixed by the arbitrator, trial court, and/or appellate court.

            8.6 TITLES AND CAPTIONS. All section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

            8.7 NOTICES. Any notice under this Agreement shall be in writing and shall be effective when actually delivered in person, one (1) business day after being sent via facsimile to a party at the facsimile number set forth below or three (3) business days after being deposited in the U.S. mail, registered or certified, postage prepaid and addressed to the party at the address stated in this Agreement or such other address as either party may designate by written notice to the other.

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            8.8 ENTIRE AGREEMENT. This Agreement and all other documents executed in connection herewith contain the entire understanding between and among the parties and supersede any prior understandings and agreements among them respecting the subject matter of this Agreement.

            8.9 AGREEMENT BINDING. This Agreement shall be binding upon, and inure to the benefit of, the respective administrators, successors and assigns of the parties hereto.

            8.10 FURTHER ACTION. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

            8.11 COUNTERPARTS. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

            8.12 PARTIES IN INTEREST. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

            8.13 SAVINGS CLAUSE. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                     FARMOR:

                                     COLORADO WYOMING RESERVE COMPANY



                                     By:  /S/ KIM FUERST
                                        --------------------------------------
                                         Name:  Kim Fuerst
                                         Title:  President

                                         Facsimile Number: ______________


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                                    FARMEES:

                                    ST OIL COMPANY



                                    By: /S/ SALLIE S. TIPPIE
                                       ---------------------------------------
                                        Name:  Sallie S. Tippie
                                        Title:  Vice President

                                        Facsimile Number:  296-0329
                                                          -------------



                                    FM ENERGY LLC



                                    By: /S/ JAMES E. MOORE
                                       ---------------------------------------
                                        Name:  James E. Moore
                                        Title:  Co-Chairman

                                        Facsimile Number: 310-456-6469


                                    THE SHORELINE COMPANIES, LLC



                                    By: /S/ F. ROBERT TIDDENS
                                       ---------------------------------------
                                        Name:  F. Robert Tiddens
                                        Title:  Managing Member

                                        Facsimile Number: 970-428-0529